                                                                    Exhibit 99.1

Coltec Industries' fourth quarter earnings per share increased 15%; cash flow for the year reaches $88 million

CHARLOTTE, N.C., JANUARY 21, 1999 -- For the fourth quarter, Coltec Industries Inc (NYSE: COT) reported $.45 in earnings per share, an increase of 15%, compared to $.39 in the year-ago quarter. Net income in the quarter was $30 million versus $26 million last year, and sales increased 4% to $375 million. Free cash flow from operations was $36 million, which helped drive total year free cash flow from operations to $88 million, exceeding Coltec's stated goal of $70 million. These results marked the tenth consecutive quarter in which Coltec achieved growth in operating earnings in excess of its 15% target.

For the year, net earnings from operations on a per-share basis increased 18% to a record $1.68 per share versus $1.42 per share in 1997. Operating income in 1998 was $230 million versus $198 million in the prior-year period. Net earnings and operating income figures for the current year exclude a one-time gain and charges in the second quarter. Sales for 1998 increased 14% to approximately $1.5 billion from $1.3 billion in 1997.

In commenting on the year's results, John W. Guffey, Jr., Coltec's chairman and chief executive officer, said, "1998 was another year of record performance at Coltec Industries. We continued to achieve earnings growth in excess of 15% while maintaining superior operating margins. Our cash flow performance for the year improved over $100 million compared to 1997. Now that our investments in growth are behind us and generating the returns we expected, we can look forward to continued high operating cash flow over the next few years."

Coltec Industries' fourth quarter earnings per share increased 15%; cash flow for the year reaches $88 million
-----------------------------------------------------------------------------

In the Aerospace Segment, fourth quarter revenues increased 16% and operating income rose 22%. Every business contributed to higher profits. These results reflect increased shipments of fully integrated landing gear systems for Boeing's Next-Generation 737, 757, and 777 aircraft and higher operating profits and margins at the landing gear overhaul and maintenance business. The engine component businesses achieved strong growth and improved margins, reflecting increased demand for regional jets, higher productivity, and the positive impact of new programs and mix changes.

In the Industrial Segment, sales and earnings in the quarter, excluding Holley, increased 5% and 2%, respectively, including the contribution of several businesses acquired earlier this year. Slower economic growth in key markets, including pulp and paper, chemicals, refining, and steel, along with the strong U.S. dollar adversely affected sales and profits. As reported, sales and profits were down compared to last year's fourth quarter, which included Holley.

This press release contains various forward-looking statements. For a discussion of various factors that may cause Coltec's actual results to differ materially from those expressed in such forward-looking statements, see Coltec's 1997 Annual Report on Form 10-K as well as Coltec's 1998 filings with the Securities and Exchange Commission.

Coltec Industries is a leading producer of landing gear, industrial sealing systems, and other highly engineered products for aerospace and industrial applications. The company, which has its headquarters in Charlotte, North Carolina, expects to complete its merger with The BFGoodrich Company by late March/early April of this year. The new company will have revenues approaching $6 billion and leading positions in aerospace systems, performance materials, and industrial products.

Attachments:

Summary Consolidated Statements of Earnings

Industry Segment Information

Summary Consolidated Balance Sheets

Cash Flow Statements

                       COLTEC INDUSTRIES AND SUBSIDIARIES
                   Summary Consolidated Statements of Earnings
                      (in thousands, except per share data)


                                                        Three Months Ended                Twelve Months Ended
                                                     -------------------------       -----------------------------
                                                     December 31   December 31       December 31       December 31
                                                        1998          1997               1998            1997
                                                     -------------------------       -----------------------------
Net sales                                            $ 374,461       $ 359,017       $ 1,504,054       $ 1,314,869
Costs and expenses                                    (314,505)       (304,101)       (1,273,881)       (1,117,077)
Non-recurring charges (1)                                 --              --             (42,054)             --
                                                     ---------       ---------       -----------       -----------
Operating income (1)                                    59,956          54,916           188,119           197,792

Gain on sale of business                                  --              --              56,194              --
Interest expense and other, net                        (12,508)        (15,138)          (53,438)          (54,043)
                                                     ---------       ---------       -----------       -----------
Earnings before income taxes, minority interest
    and extraordinary item                              47,448          39,778           190,875           143,749

Income taxes                                           (16,132)        (13,525)          (64,898)          (48,875)

Minority interest in net loss of subsidiaries           (1,300)           --              (3,684)             --
                                                     ---------       ---------       -----------       -----------
Earnings before extraordinary item (2)                  30,016          26,253           122,293            94,874

Extraordinary item (4)                                    --              --              (4,326)             --
                                                     ---------       ---------       -----------       -----------
Net earnings                                         $  30,016       $  26,253       $   117,967       $    94,874
                                                     =========       =========       ===========       ===========

Earnings from operations (2)                         $  30,016       $  26,253       $   112,961       $    94,874
                                                     =========       =========       ===========       ===========

Diluted earnings per share
    Earnings from operations (3)                     $    0.45       $    0.39       $      1.68       $      1.42
    Non-recurring charges                                 --              --               (0.39)             --
    Gain on sale of business                              --              --                0.52              --
                                                     ---------       ---------       -----------       -----------
    Earnings before extraordinary item (3)                0.45            0.39              1.81              1.42
    Extraordinary item (4)                                --              --               (0.06)             --
                                                     ---------       ---------       -----------       -----------
        Net earnings                                 $    0.45       $    0.39       $      1.75       $      1.42
                                                     =========       =========       ===========       ===========

Diluted weighted average
    common and common
    stock equivalents                                   68,910          66,622            69,443            66,911
                                                     =========       =========       ===========       ===========


(1) Operating income for the twelve months ended December 31, 1998 included non-recurring charges as follows:

         a) $25.0 million non-cash charge to recognize program costs during the ramp-up of the Boeing 777 program which will reduce future shipset costs,

         b) $12.0 million non-cash charge to record additional warranty and legal reserves, and

         c) $5.0 million expense related to Year 2000 compliance costs for new computer systems.

         Excluding these charges totaling $42.0 million, operating income for the twelve months ended December 31, 1998 was $230.1 million.

(2) Earnings before extraordinary item excluding the non-recurring charges of $42.0 million and the gain on the sale of Holley Performance Products (Holley) of $56.2 million was $113.0 million for the twelve months ended December 31, 1998.

(3) Represents diluted earnings per share before extraordinary item excluding the non-recurring charges and the gain on the sale of Holley. Such one-time items net to $14.1 million of pretax income ($9.3 million after-tax) or $0.13 per share for the twelve months ended December 31, 1998.

(4) The Company incurred extraordinary charges of $4.3 million (net of income taxes of $2.2 million) in connection with early repayment of debt in the twelve months ended December 31, 1998.

                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
                          Industry Segment Information
                                  (in millions)


                               Three Months Ended          Twelve Months Ended
                           --------------------------   -------------------------
                           December 31    December 31   December 31   December 31
                             1998            1997            1998         1997
                           --------------------------   -------------------------

Sales:

Aerospace                     $  195.1     $  167.8     $    724.8     $    558.3

Industrial                       179.5        191.7          780.5          757.6

Intersegment elimination          (0.1)        (0.5)          (1.2)          (1.0)
                              --------     --------     ----------     ----------

Total                         $  374.5     $  359.0     $  1,504.1     $  1,314.9
                              ========     ========     ==========     ==========
Operating income:

Aerospace (1)                 $   32.8     $   26.8     $     90.1     $     87.7

Industrial (2)                    35.9         37.8          135.5          149.8
                              --------     --------     ----------     ----------

Total segments                    68.7     $   64.6          225.6          237.5

Corporate unallocated             (8.7)        (9.6)         (37.5)         (39.7)
                              --------     --------     ----------     ----------

Operating income              $   60.0     $   55.0     $    188.1     $    197.8
                              ========     ========     ==========     ==========

(1) Operating income in the Aerospace Segment for the twelve months ended December 31, 1998 included a non-recurring charge of $25.0 million to recognize program costs during the ramp-up of the Boeing 777 program and a $2.0 million expense for training costs and year 2000 compliance for new computer systems. Excluding these one-time charges, Aerospace Segment operating income was $117.1 million for the twelve months ended December 31, 1998.

(2) Operating income in the Industrial Segment for the twelve months ended December 31, 1998 included non-recurring charges of $12.0 million to record additional warranty and legal reserves and $3.0 million expense for training costs and year 2000 compliance for new computer systems. Excluding these one-time charges, Industrial Segment operating income was $150.5 million for the twelve months ended December 31, 1998.

                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
                       Summary Consolidated Balance Sheets
                                 (in thousands)

                                                                December 31
                         Assets                           1998              1997
                         ------                           ----              ----
Current assets
  Cash and cash equivalents                            $    21,785       $  14,693
  Accounts and notes receivable, net of allowance          148,185         120,311
  Inventories                                              236,003         256,736
  Deferred income taxes                                     20,464          15,195
  Other current assets                                      15,612          20,508
                                                       -----------       ---------
    Total current assets                                   442,049         427,443

Property, plant and equipment, net                         306,642         287,619

Costs in excess of net assets, net                         214,647         157,751

Other assets                                                92,310          60,221
                                                       -----------       ---------

                                                       $ 1,055,648       $ 933,034
                                                       ===========       =========


          Liabilities and Shareholders' Equity
          ------------------------------------

Current liabilities
  Current portion of long-term debt                    $     2,513       $   1,811
  Accounts payable                                          91,595          93,799
  Accrued expenses                                         171,084         138,969
  Liabilities of discontinued operations                     4,999           4,999
                                                       -----------       ---------
      Total current  liabilities                           270,191         239,578
                                                       -----------       ---------

Long-term debt                                             580,092         757,578
Deferred income taxes                                      139,909          79,229
Other liabilities                                           85,490          72,592
Liabilities of discontinued operations                     134,995         143,218

Company-obligated, mandatorily redeemable
  convertible preferred securities of
  subsidiary Coltec Capital Trust holding
  solely convertible junior subordinated
  debentures of the company                                145,293            --

Shareholders' equity:
  Common stock                                                 706             705
  Capital surplus                                          643,615         642,828
  Retained deficit                                        (795,356)       (912,029)
  Other equity                                             (21,359)        (11,112)
                                                       -----------       ---------
                                                          (172,394)       (279,608)
  Less treasury shares                                    (127,928)        (79,553)
                                                       -----------       ---------
                                                          (300,322)       (359,161)
                                                       -----------       ---------

                                                       $ 1,055,648       $ 933,034
                                                       ===========       =========

                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
                  Summary Consolidated Statements of Cash Flows
                                 (in thousands)


                                                                Twelve Months Ended
                                                           December 31     December 31
                                                              1998             1997
                                                           -----------     -----------
 Cash flows from operating activities:
  Net earnings                                             $ 117,967       $  94,874
  Adjustments to reconcile net earnings to cash
   provided by operating activities
    Gain on divestiture                                      (56,194)           --
    Extraordinary item                                         6,554            --
    Depreciation and amortization                             47,947          38,415
    Deferred income taxes                                     56,616          24,791
    Payment of liabilities of discontinued operations         (8,223)        (25,052)
    Special charge payments                                     --           (11,746)
    Foreign currency translation adjustment                   (8,364)         (5,594)
    Other operating items                                     (3,837)         (6,951)
    Changes in assets and liabilities, net of effect
     from acquisitions and divestitures:
        Accounts and notes receivable                        (40,254)         (4,263)
        Inventories                                           17,776         (42,508)
        Other current assets                                   2,131           3,455
        Accounts payable                                      (2,982)         35,963
        Accrued expenses and other                            26,379         (18,972)
        Accrued pension liability                            (14,076)        (20,993)
                                                           ---------       ---------

      Cash provided by operating activities                  141,440          61,419
                                                           ---------       ---------

Cash flows from investing activities:
    Proceeds from divestitures                               100,000            --
    Capital expenditures                                     (53,545)        (81,218)
    Acquisition of businesses                                (94,242)        (60,711)
                                                           ---------       ---------

      Cash used in investing activities                      (47,787)       (141,929)
                                                           ---------       ---------

Cash flows from financing activities:
    Issuance of long-term debt                               291,451             813
    Issuance of convertible preferred securities             143,999            --
    Repayment of long-term debt                              (24,265)         (8,113)
    Increase (decrease) in revolving facility, net          (458,000)         39,500
    Proceeds from sale of accounts receivable                 12,500          82,500
    Payments for unclaimed stock                              (3,871)           --
    Proceeds from exercise of stock options                    2,996           8,169
    Purchase of treasury stock                               (51,371)        (42,695)
                                                           ---------       ---------

      Cash provided by (used in) financing activities        (86,561)         80,174
                                                           ---------       ---------


    Increase (decrease) in cash and cash equivalents           7,092            (336)
    Cash and cash equivalents - beginning of period           14,693          15,029
                                                           ---------       ---------

    Cash and cash equivalents - end of period              $  21,785       $  14,693
                                                           =========       =========